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                           ARTICLES SUPPLEMENTARY

       Cohen & Steers Realty Shares, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (the "Corporation"), hereby files Articles Supplementary to its Articles of Incorporation as follows:

       FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

       SECOND: Immediately prior to the filing of these Articles Supplementary, the number of authorized shares indicated in the Corporation's Articles of Incorporation was fifty million (50,000,000) shares of par value of one tenth of one cent ($0.001) per share and of the aggregate par value of fifty thousand dollars ($50,000), all of which shares were designated as shares of capital stock of the Corporation's sole series, Cohen & Steers Realty Shares (the "Series").

       THIRD: Such number of authorized shares is increased to two hundred million (200,000,000) shares, of the par value of one tenth of one cent ($0.001) per share and of the aggregate par value of two hundred thousand dollars ($200,000) and all of such shares are designated as shares of capital stock of the Series.

       FOURTH: The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Corporation's board of directors in accordance with Section 2-105(c) of the General Corporation Law of Maryland.

       IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on December 23, 1996.

ATTEST:                               COHEN & STEERS REALTY SHARES, INC.

   /s/ Robert H. Steers                     /s/ Martin Cohen
  _______________________________      By:________________________________
         Secretary                               President


       I, Martin Cohen, President of Cohen & Steers Realty Shares, Inc. (the "Corporation") do hereby verify that I have executed these Articles Supplementary and acknowledge the same to be my act; that adoption of these Articles Supplementary by the Corporation was a valid corporation act; that, to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects; and that this statement is made under the penalties for perjury.


                                             /s/ Martin Cohen
                                        ------------------------------
                                                 Martin Cohen